Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
- PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form 10-SB of AmerElite Solutions, Inc., of our review report dated August 10, 2007 on our review of the financial statements of AmerElite Solutions, Inc. as of June 30, 2007 and the related statements of operations, stockholders' equity and cash flows through June 30, 2007, and our audit report dated March 27, 2007 on our audit of the financial statements of AmerElite Solutions, Inc. as of December 31, 2006 and 2005 and the related statements of operations, stockholders' equity and cash flows through December 31, 2006 and 2005, and for the periods then ended, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Charted
Moore & Associates Chartered Las Vegas, Nevada
October 2, 2007